Sun Pacific Holding Corp Announces Update on

Rhode Island Medical Waste to Energy Project

MANALAPAN, N.J., June 7, 2018 – Sun Pacific Holding Corp. (OTCQB: SNPW) announces that is has achieved several new milestones in its progress towards the development of the Company’s Rhode Island medical waste to energy project.

As previously announced in February of 2018, the Company launched a Medical Waste to Energy project that would be located in Johnston, Rhode Island. A facility that could process up to 70 tons of medical waste per day. A facility that could generate megawatts of electricity that could be sold back into the electrical grid. A closed loop next generation pyrolysis facility that can accept medical waste from the New England region, while producing a profitable byproduct from the sale of both energy and an ash like byproduct. Sun Pacific’s opportunity in Rhode Island is the Company’s first response in targeting a global medical waste market place that is expected to reach $33.4 billion by 2025. Sun Pacific’s goal is to target and build out other strategic Waste to Energy opportunities in North America in support of its high efficiency gasification technologies.

The Company since February 2018 has worked diligently to advance its efforts on this project and we are pleased to announced several new milestones towards that effort, that include:

1.	A wholly owned subsidiary was formed and established called MEDRECYCLER, that is planned to hold a number of state specific subsidiaries that will operate facilities in various location across the Country.

2.	A subsidiary that will operate under MEDRECYLCLER that was formed and established called MEDRECLYLER RI, that will house and operate the specific Johnston Rhode Island facility.

3.	A Logo and Trademark was formed and established around the MEDRECYCLER brand that is being further developed that will includes websites, marketing materials, and other soon to be launched efforts that the MEDRECYCLER organization will operate under:

4.	Bank debt financing has been sourced and is currently under review, along with the option of working with the State of Rhode Island to allow the Company to use bond funding alternatives in the conversion of the debt to a longer term and possibly lower interest rate option.

Sun Pacific Holding Corp Announces Update on

Rhode Island Medical Waste to Energy Project

5.	Three established medical waste haulers have entered into letters of intent with the Company to provide the facility for an initial minimum period of three years, which would guarantee the sourcing of medical waste for the facility to operate profitably and efficiently.

6.	Terms, planning, and other arrangements have been agreed to with the equipment manufacturer, along with a time table, which pending completion of the debt financing in the near term, would allow for an early 2019 revenue generating start date.

7.	Operations management personnel with exceptional industry experience have been identified including a Plant manager with over 20+ years management experience, allowing the Company achieve its operating milestones quickly and efficiently.

“We have been working diligently with a number of stakeholders including industry participants, state and local officials, regulatory organizations, various experts and financial resources, and we have been pleased by everyone’s assistance and desire to launch this project timely,” stated Nicholas Campanella, CEO of Sun Pacific Holding Corp. “This project should provide a strong base that we can build from as we look forward at expanding this facility to several around the Country. A facility that will bring both critical mass in revenues and profitability in the near term to our Company. We see this as the beginning of a core part of providing green energy solutions, coupled with our other endeavours, that will created a profitable future for all of our Stakeholders.”

The Company looks forward to keeping its stakeholders aware of its progress as it moves forward with the launch of this facility in Rhode Island. We will be updating our progress as we complete our next milestones in this very exciting project.

Sun Pacific Holding Corp Announces Update on

Rhode Island Medical Waste to Energy Project

About Sun Pacific Holding Corp.

Sun Pacific Holding Corp. (OTCQB: SNPW) uses management’s knowledge and experience to serve its customers and now its shareholders through quality service and equipment, working to keep customers satisfied, and by doing our part in protecting the environment with smart green technology. For more information, visit www.sunpacificholding.com.

Safe Harbor and Forward-Looking Statements

This news release contains statements that involve expectations, plans or intentions (such as those relating to future expansion or financial results) and other factors discussed from time to time in the Company’s OTC Markets filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

IR Contact

Sun Pacific Holding Corp

215 Gordons Corner Road

Manalapan, NJ 07726

Phone: +1 (888) 845-0242 Email: ir@sunpacificholding.com

Website:www.sunpacificholding.com